Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REVENUE INCREASES 18%

IN 2005 FOURTH QUARTER

Richmond, Virginia, January 26, 2006 - Massey Energy Company (NYSE:MEE) today reported that produced coal revenues for its fourth quarter ended December 31, 2005 increased by 18% to $424.4 million from $360.9 million in the fourth quarter of 2004.

Due primarily to the Company’s capital restructuring, Massey reported a net loss of $211.8 million, or $2.76 per basic and diluted share for the fourth quarter of 2005, compared to net income of $1.4 million, or $0.02 per basic and diluted share in the comparable period in the prior year. The fourth quarter results include an after-tax charge of $216.2 million, or $2.82 per basic share, related to the Company’s recent debt repurchase and exchange offers. Excluding special items, adjusted net income was $3.1 million, or $0.04 per basic share in the fourth quarter of 2005 compared to an adjusted net loss of $1.4 million, or $0.02 per basic share in the fourth quarter of 2004. For a reconciliation of reported earnings to adjusted net earnings (loss), see Note 4 in the accompanying financial tables.

Excluding the loss on debt repurchase and exchange offers, EBITDA in the fourth quarter of 2005 increased to $84.4 million, compared to EBITDA of $68.7 million in the fourth quarter of 2004. Produced tons sold in the fourth quarter increased to 10.0 million tons from 9.6 million tons in the fourth quarter of 2004.

“We remain confident in our ability to achieve increased production in 2006,” said Don L. Blankenship, Massey’s Chairman and CEO. “We have expanded our production capacity during 2004 and 2005 with new mines, new equipment and additional shifts at existing mines. We continue to train and mentor our less experienced miners and expect productivity gains during 2006. We expect significant margin expansion during 2006 and into the foreseeable future, as we continue to experience strong pricing for Massey’s high quality, low sulfur steam and metallurgical coals,” continued Blankenship.

In the fourth quarter 2005, the Company recorded a pre-tax gain of $11.9 million ($8.8 million after-tax or $0.11 per basic share) upon early repayment of $27.0 million related to a note receivable from the March 31, 2005 sale of the Company’s ownership interest in the property known as Big Elk Mining Company. Financial results in the fourth quarter of 2004 were positively impacted by a pre-tax reduction in bad debt reserves of $4.3 million, or $0.04 per basic and diluted share.

4th Quarter Highlights

	4th Qtr. 2005		3rd Qtr. 2005	4th Qtr. 2004
Produced tons sold (in millions)	10.0		10.0	9.6
Produced coal revenue ($ in millions)	$424.4		$418.3	$360.9
Produced coal revenue per ton	$42.39		$41.75	$37.57
Average cash cost per ton	$36.90		$37.20	$31.76
EBITDA ($ in millions)	$84.4	*	$99.4	$68.7

*	Excluding charges related to the Company’s debt repurchase and exchange offers of $212.4 million.

On January 19, 2006, the Company’s Aracoma Alma mine experienced a fire that apparently started on a conveyor belt, tragically resulting in the death of two of its experienced underground miners. The Company is deeply saddened by the loss of these valued members and is actively working with state and federal regulators to investigate and identify the causes of the fire in order to prevent any similar events in the future and to establish appropriate new safety procedures. Efforts are underway to assess the damage caused by the fire and the impact on operations.

Full Year Highlights

	2005		2004	2003
Produced tons sold (in millions)	42.3		40.4	41.0
Produced coal revenue ($ in millions)	$1,777.7		$1,456.7	$1,262.1
Produced coal revenue per ton	$42.02		$36.02	$30.79
Average cash cost per ton	$35.62		$30.50	$28.23
EBITDA ($ in millions)	$426.0	*	$270.8	$179.0

*	Excluding charges related to the Company’s debt repurchase and exchange offers of $212.4 million.

For the year ended December 31, 2005, the Company recorded a net loss of $101.6 million, or $1.33 per basic and diluted share, compared to net income of $13.9 million, or $0.18 per basic and diluted share in 2004. Included in the 2005 net loss was an after-tax charge of $216.2 million, or $2.83 per basic share, related to the Company’s recent debt repurchase and exchange offers. Adjusted net income, which excludes special items, was $64.8 million, or $0.85 per basic share for 2005 compared to $16.6 million, or $0.22 per basic share in 2004. For a reconciliation of reported earnings to adjusted net earnings (loss), see Note 4 in the accompanying financial tables.

For the year ended December 31, 2005, EBITDA, excluding the loss on debt repurchase and exchange offers, increased to $426.0 million, compared to EBITDA of $270.8 million in 2004.

Net income in 2005 also included pre-tax gains totaling approximately $84.1 million ($57.3 million after-tax or $0.74 per basic share) related to the sale of the Company’s ownership interest in the property known as Big Elk Mining Company and a non-cash exchange of coal reserves. Net income in 2004 included post-tax charges of $2.7 million ($0.03 per basic share). The charges included an increase to the legal accrual and accrued interest, partially offset by a reduction in bad debt reserves. Produced tons sold were 42.3 million tons for 2005, compared to 40.4 million tons in 2004. The Company produced 43.1 million tons for 2005, compared to 42.0 million tons produced in 2004. Exports in 2005 decreased to 5.3 million tons, compared to 6.7 million tons exported for the full year in 2004.

Coal Market Overview

The Company stated that it expects a continuation of the strong coal marketplace. Demand for coal has remained high worldwide and increased supplies have not materialized as rapidly as some observers had predicted. Natural gas prices have moderated somewhat, while oil prices remain high, but both remain substantially higher than coal on a Btu basis, and nuclear power capacity is currently limited to existing facilities. The Energy Information Administration (EIA) estimated that between January and September of 2005, coal consumption in the electric power sector was up about 20 million tons versus the same period in 2004. Further, the EIA estimates that electric utility stockpiles are at their lowest level since 1999, especially in the western U.S., where some believe it will take until 2007 to rebuild inventories.1 Coal burn is expected to increase in the next several years and the EIA projects that prices will continue to rise in 2006 and in 2007. The Company expects pricing to be supported over the next several years by strong demand and the increasing cost of production.

High Btu, low sulfur Central Appalachian steam and metallurgical coal remain highly sought after, especially considering soaring SO2 allowance prices that have increased premiums for low sulfur coal. Alternative sources of coal continue to be constrained by a variety of factors, including transportation capacity, high rail rates and port capacity.

While coal production, primarily steam coal, in Central Appalachia is estimated to have increased slightly in 2005 over the previous year, it is expected that production in the region will resume its declining trend in future years. “We believe that Massey’s superior reserves, infrastructure and equipment have positioned us to increase production and expand our market share,” said Blankenship. “We expect to remain the preeminent, low-cost producer in this critical mining region.”

Guidance and Commitments

The Company lowered its 2006 guidance to shipments of between 46 and 49 million tons, to conservatively reflect the impact on production of the Aracoma Alma mine fire, including production from the longwall and associated continuous miner sections, as it is in the early stages of evaluating the repairs and time necessary to restart the mining operations.

During 2004 and 2005, the Company initiated a number of major surface mine projects, including 6 new surface mines, and extensive surface and underground equipment additions and upgrades. A number of these projects will ramp up to a full production status during 2006 and several more projects will be added during the year. These will include the start up of the Company’s new dragline at its Twilight surface mine, and the start of production at several new but smaller surface and underground mines, such as the Coalgood surface mine, new underground miner sections in the Stockton and Winifred seams and the Kepler (low vol metallurgical coal) mine. Better surface mine ratios are projected to add approximately 1 million tons of production in 2006.

The Company reported that while underground productivity continues to be negatively impacted by the high percentage of less experienced workers in its labor force, it now has hired adequate manpower to achieve its projected growth. Although employee turnover is expected to be a continuing challenge, less pressure to recruit additional members will allow the Company to concentrate more on retention and training.

For 2006, Massey projects average per ton realizations of approximately $50 and cash costs per ton of between $36 and $39. “While we are projecting some cost increases in 2006, we expect a slowing in the growth of costs as compared to 2005,” said Blankenship. “Mining costs have escalated for all producers in Central Appalachia over the last several years,” said Blankenship, “but Massey remains one of the lowest-cost producers in the region. In addition, our realization per ton should increase significantly each year through at least 2008, providing Massey with expanding margins and improved free cash flow.”

For 2006, sales commitments currently total approximately 46 million tons, with average realization on priced tons of approximately $50 per ton, including 34 million tons of priced utility and industrial steam coal and 9 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship between 10 and 11 million tons of metallurgical coal in 2006.

In 2007, the Company projects shipments of between 48 and 50 million tons, with average per ton realizations of between $53 and $54 and projected cash costs per ton of between $36 and $39. Sales commitments currently total approximately 34 million tons, with average realization on priced tons of over $50 per ton. Commitments include approximately 27 million tons of priced utility and industrial steam coal and 4 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship approximately 11 million tons of metallurgical coal in 2007.

Sales commitments for 2008 total nearly 12 million tons, of which approximately 8 million tons (6 million steam coal and 2 million metallurgical coal) are priced at an average realization of approximately $53 per ton. Approximately 4 million of the committed tons remain unpriced.

Debt Repurchase and Exchange

During the fourth quarter, the Company completed a capital restructuring plan that achieved our twin goals of extending our debt maturities and reducing our diluted share count by 6.8 million.

The restructuring included a private offering of $760.0 million of 6.875% senior notes due 2013, sold at a price of $992.43 per $1,000 note. The Company used the proceeds of this offering to fund the tender offer for its 6.95% senior notes due 2007 with an aggregate principal amount of $220.1 million, the redemption of those 6.95% senior notes that were not tendered, the tender offer for its 4.75% convertible senior notes due 2023 with an outstanding aggregate principal amount of $132.0 million and the exchange offer for its 2.25% convertible senior notes due 2024 with an outstanding aggregate principal amount of $175.0 million, and for general corporate purposes. Total proceeds to the Company after all transactions and fees totaled approximately $172 million.

Liquidity and Capital Resources

Massey ended 2005 with available liquidity of $400.1 million, including $80.7 million available on its asset-based revolving credit facility and $319.4 million in cash. Total debt at the end of the quarter was $1,113.3 million and total debt-to-book capitalization ratio was 57.0% at December 31, 2005, an increase from 54.2% at December 31, 2004. After deducting available cash of $319.4 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $688.9 million. Total net debt-to-book capitalization was 45.0% at December 31, 2005, down from 47.1% at December 31, 2004.

Capital expenditures totaled $64.3 million in the fourth quarter of 2005 compared to $94.9 million in the fourth quarter of 2004. For the full year, capital expenditures were $346.6 million, including the buyout of operating leases of $13.8 million, versus $347.2 million in 2004, including the buyout of operating leases of $17 million. In addition, in 2005 the Company put in place $79.8 million in operating leases, which included the sale and leaseback of certain equipment. For the full year of 2006, excluding the buyout of operating leases, the Company expects to spend approximately $220 million in maintenance capital expenditures plus up to $100 million for new expansion projects.

The fourth quarter and full year 2005 income tax expense was negatively impacted by $7.5 million resulting from the loss of deductibility on the early payout of deferred compensation prior to December 31, 2005 in the amount of $29 million. Massey’s Board of Directors amended the Company’s deferred compensation plans, which made such payout permissible, in response to certain changes made to the IRS Code section 409A.

Depreciation, depletion and amortization (DD&A) was $58.2 million in the fourth quarter of 2005 compared to $60.9 million in the fourth quarter of 2004. For the full year, DD&A totaled $234.5 million in 2005 compared to $224.6 million in 2004. DD&A is expected to total between $250 and $260 million for the full year 2006.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

[1]	Source: Argus Coal Daily, Volume 9, 242, December 16, 2005, PRB: Inventory worries continue

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on Friday morning, January 27, 2006, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through February 27, 2006 by dialing 800-642-1687 or 706-645-9291.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the twelve months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues
Produced coal revenue	$424.4	$360.9	$1,777.7	$1,456.7
Freight and handling revenue	33.9	37.7	150.9	148.8
Purchased coal revenue	31.6	39.8	132.3	104.9
Other revenue	28.0	13.9	143.4	56.2

Total revenues	517.9	452.3	2,204.3	1,766.6

Costs and expenses
Cost of produced coal revenue	357.1	293.1	1,438.5	1,175.9
Freight and handling costs	33.9	37.7	150.9	148.8
Cost of purchased coal revenue	27.5	38.7	112.6	104.1
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	57.2	59.6	230.5	220.1
Selling, general and administrative	1.0	1.3	4.0	4.5
Selling, general and administrative	12.4	11.9	68.3	57.5
Other expense	2.6	2.2	8.0	9.5
Loss on debt repurchase and exchange offers	212.4	—	212.4	—

Total costs and expenses	704.1	444.5	2,225.2	1,720.4

(Loss) Income before interest and taxes	(186.2)	7.8	(20.9)	46.2
Interest income	4.0	2.6	12.6	8.8
Interest expense	(23.2)	(14.3)	(67.1)	(60.6)

Loss before taxes	(205.4)	(3.9)	(75.4)	(5.6)
Income tax (expense) benefit	(6.4)	5.3	(26.2)	19.5

Net (loss) income	$(211.8)	$1.4	$(101.6)	$13.9

(Loss) Income per share
Basic	$(2.76)	$0.02	$(1.33)	$0.18

Diluted	$(2.76)	$0.02	$(1.33)	$0.18

Shares used to calculate (loss) income per share
Basic	76.7	75.7	76.4	75.3

Diluted	76.7	76.9	76.4	76.5

EBIT	$(186.2)	$7.8	$(20.9)	$46.2
EBITDA	$(128.0)	$68.7	$213.6	$270.8

	For the three months ended		For the twelve months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Produced tons sold:
Utility	6.9	6.2	29.2	25.7
Metallurgical	2.1	2.3	9.4	10.4
Industrial	1.0	1.1	3.7	4.3

Total produced tons sold	10.0	9.6	42.3	40.4

Total tons produced	10.2	10.2	43.1	42.0

Produced coal revenue per ton sold
Utility	$37.58	$33.63	$36.66	$31.79
Metallurgical	$53.13	$46.66	$54.19	$45.55
Industrial	$54.11	$40.98	$53.19	$38.21
Produced coal revenue per ton sold	$42.39	$37.57	$42.02	$36.02

Average cash cost per ton	$36.90	$31.76	$35.62	$30.50

Capital expenditures	$64.3	$94.9	$346.6	$347.2
Number of employees	5,709	5,034	5,709	5,034

	December 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$319.4	$122.5
Trade and other accounts receivable	152.6	168.9
Inventories	345.7	259.9
Other current assets	229.0	239.4
Net property, plant and equipment	1,715.9	1,640.2
Other noncurrent assets	226.1	220.0

Total assets	$2,988.7	$2,650.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$10.7	$20.3
Other current liabilities	363.0	312.0
Long-term debt	1,102.6	900.2
Other noncurrent liabilities	671.1	641.5

Total liabilities	2,147.4	1,874.0

Total stockholders’ equity	841.3	776.9

Total liabilities and stockholders’ equity	$2,988.7	$2,650.9

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and twelve months ended December 31, 2004 and December 31, 2005, as such inclusion would result in antidilution.

Note 2: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net (loss) income to EBITDA.

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net (loss) income	$(211.8)	$1.4	$(101.6)	$13.9
Income tax expense (benefit)	6.4	(5.3)	26.2	(19.5)
Interest expense and income, net	19.2	11.7	54.5	51.8

(Loss) Income before interest and taxes	(186.2)	7.8	(20.9)	46.2
Depreciation, depletion and amortization	58.2	60.9	234.5	224.6

EBITDA	(128.0)	68.7	213.6	270.8

Loss on debt repurchase and exchange offers	212.4	—	212.4	—

EBITDA, excluding Loss on debt repurchase and exchange offers	$84.4	$68.7	$426.0	$270.8

Note 3: The total charges related to the Company’s recent debt repurchase and exchange offers are comprised of the following:

Loss on debt repurchase and exchange offers	$212.4
Writeoff of previously unamortized debt issuance costs (reported in Interest expense)	6.6
Income tax benefit	(2.8)

Total after-tax charges related to the recent debt repurchase and exchange offers	$216.2

Note 4: “Adjusted net income (loss)” is defined as Net (loss) income before special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results). Although Adjusted net income (loss) is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a picture of our results that is comparable among periods since it excludes the impact of items which are non-recurring and distort comparisons between periods. Adjusted net income (loss) does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Adjusted net income (loss) is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net (loss) income to Adjusted net income (loss) and the related per basic share amounts.

	Three months ended December 31,				Twelve months ended December 31,
	2005	Per Share	2004	Per Share	2005	Per Share	2004	Per Share
Net (loss) income	$(211.8)	$(2.76)	$1.4	$0.02	$(101.6)	$(1.33)	$13.9	$0.18
Special items (net of tax):
Debt repurchase and exchange offers expense (from Note 3)	216.2	2.82	—	—	216.2	2.83	—	—
Exchange of coal reserves	—	—	—	—	(23.3)	(0.30)	—	—
Big Elk Mining Company property sale	(8.8)	(0.11)	—	—	(34.0)	(0.44)	—	—
Deferred compensation payout tax effect	7.5	0.10	—	—	7.5	0.10	—	—
Bad debt reserve adjustment	—	—	(2.8)	(0.04)	—	—	(2.8)	(0.04)
Legal accrual adjustment	—	—	—	—	—	—	5.5	0.07
Rounding	—	(0.01)	—	—	—	(0.01)	—	0.01

Adjusted net income (loss)	$3.1	$0.04	$(1.4)	$(0.02)	$64.8	$0.85	$16.6	$0.22

Note 5: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended December 31,				Twelve months ended December 31,
	2005		2004		2005		2004
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$704.1		$444.5		$2,225.2		$1,720.4
Less: Freight and handling costs	33.9		37.7		150.9		148.8
Less: Cost of purchased coal revenue	27.5		38.7		112.6		104.1
Less: Depreciation, depletion and amortization	58.2		60.9		234.5		224.6
Less: Other expense	2.6		2.2		8.0		9.5
Less: Loss on debt repurchase and exchange offers	212.4		—		212.4		—

Average cash cost	$369.5	$36.90	$305.0	$31.76	$1,506.8	$35.62	$1,233.4	$30.50

Note 6: Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Note 7: The Company’s debt is comprised of the following:

	December 31, 2005	December 31, 2004
6.785% senior notes due 2013, net of $5.7 million discount	$754.3	$—
6.625% senior notes due 2010	335.0	335.0
6.95% senior notes due 2007	—	239.2
2.25% convertible senior notes due 2024	9.6	175.0
4.75% convertible senior notes due 2023	0.7	132.0
Capital lease obligations	21.6	40.8
Fair value hedge adjustment	(7.9)	(1.5)

Total debt	1,113.3	920.5
Less: short-term debt	10.7	20.3

Total long-term debt	$1,102.6	$900.2

Note 8: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	December 31, 2005	December 31, 2004
Long-term debt	$1,102.6	$900.2
Plus: Short-term debt	10.7	20.3
Less: Cash and cash equivalents	319.4	122.5
Less: Restricted cash	105.0	105.0

Net debt	$688.9	$693.0

Note 9: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 8) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31, 2005	December 31, 2004
Long-term debt	$1,102.6	$900.2
Plus: Short-term debt	10.7	20.3

Total debt (numerator)	1,113.3	920.5

Plus: Total stockholders’ equity	841.3	776.9

Book capitalization (denominator)	$1,954.6	$1,697.4

Total debt-to-book capitalization ratio	57.0%	54.2%

Net debt (from Note 8) (numerator)	688.9	693.0
Plus: Total stockholders’ equity	841.3	776.9

Adjusted book capitalization (denominator)	$1,530.2	$1,469.9

Total net debt-to-book capitalization ratio	45.0%	47.1%